GREEN MOUNTAIN COFFEE, INC.
                   Computation of Net Income Per Share


                                                    Sixteen weeks ended
                                                -------------------------
                                                January 18,    January 20,
                                                    1997            1996
                                                       (unaudited)
                                                ----------    -----------
Net income...................................   $   722,000    $  679,000

Primary weighted common shares outstanding:
  Common stock...............................     3,417,306     3,399,795
  Stock options..............................        26,912        26,983

Weighted average shares......................     3,444,218     3,426,778

Net income per share.........................   $       .21    $      .20

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
This Exhibit should be read in conjunction with the accompanying unaudited interim consolidated financial statements and the notes thereto.

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